Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To Whom it May Concern

We hereby consent to the incorporation by reference in the Prospectus constituting a part of Registration Statement Form S-8 (file number 333-256062), Registration Statement Form S-8 (file number 333-266678), Registration Statement Form S-3 (file number 333-265538), Registration Statement Form S-3 (file number 333-266677) and Registration Statement Form S-1 (file number 333-262228) of our report dated December 23, 2021, relating to the consolidated financial statements, and schedules of EBET, Inc. appearing in the entity’s Annual Report on Form 10-K for the year ended September 30, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/PWR CPA, LLP

PWR CPA, LLP

Houston, Texas

January 13, 2023